UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 7, 2010

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida		32256
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 7, 2010, Global Axcess Corp. (the “Company”) entered into a definitive Asset Purchase Agreement to acquire certain assets of FMiATM, Inc. (“FMi”), an owner and operator of unattended ATMs.  Under the terms of the agreement, the Company will acquire 140 ATMs and certain contractual rights with customers of FMi, for a total purchase price of approximately $1,034,571.  The purchase price consists of $914,571 in cash within five days of December 17, 2010, $60,000 in cash to be paid on or before January 17, 2011 and $60,000 in cash to be paid on or before February 17, 2011. To the extent that a certain assigned contract is cancelled by the customer, up to approximately $182,000 of the purchase price is subject to clawback by the Company after closing.

The acquisition is subject to the entry by FMi and its affiliates into non-compete agreements that restrict certain activities of those parties following the closing of the transaction.  FMi has also agreed to assist the Company with certain transition services following the closing of the transaction.

The acquisition is subject to mutual indemnification provisions, and customary representations and warranties which survive the closing of the transaction for a period of six months.  The acquisition is expected to close by December 22, 2010.

Item 7.01    Regulation FD Disclosure.

On December 9, 2010, the Company issued a press release announcing its entry into the Asset Purchase Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01. The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release, dated December 9, 2010, issued by Global Axcess Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP.

By:	/s/ Michael J. Loiacono
Name:	Michael J. Loiacono
Title:	Chief Financial Officer

Dated:  December 13, 2010